EXHIBIT 4.4

                              UNITED TRANSNET, INC.

                       LOCK-UP LETTER RELATING TO OPTIONS


                                                              June 10, 1996


Board of Directors
United TransNet, Inc.
1080 Holcomb Bridge Road
Building 200, Suite 140
Roswell, Georgia  30076

Ladies and Gentlemen:

         Reference is made to the Letter Agreement (the "Letter Agreement"), dated December 20, 1995, between the undersigned and United TransNet, Inc. (the "Company"), which Letter Agreement converted options held by the undersigned to purchase shares of stock of CDG Holding Corp. into and granted the undersigned options to purchase 15,098 shares of Common Stock, $.001 par value, of the Company (the "Stock") at an exercise price of $2.06 per share of Stock.

         In consideration of the Company registering the aforesaid 15,098 shares of Stock with the Securities and Exchange Commission for resale by the undersigned, the undersigned hereby irrevocably agrees that without the prior consent of the Board of Directors of the Company the undersigned will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, greater than fifty percent (50%) of the 15,098 shares of Stock which may be acquired upon exercise of the options granted pursuant to the Letter Agreement prior to December 20, 1997; provided, however, that, notwithstanding the foregoing, in the event there is a transaction pursuant to which a change in control of or involving the Company (as described in Section 11 of the Company's 1995 Stock Incentive Plan, as amended through May 7, 1996, including as described in clauses (x) and (y) of the next to the last paragraph of that Section) is effected prior to December 20, 1997, the provisions of this Lock-Up Letter shall not prohibit the undersigned from disposing of all of the above 15,098 shares in such transaction or from and after such change in control.




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                                       -2-

         The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

         In furtherance of the foregoing, the Company and The First Union National Bank of North Carolina, its Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter.


                                               Very truly yours,



                                               /s/ Ronald J. Barowski
                                               RONALD J. BAROWSKI
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                             SCHEDULE TO EXHIBIT 4.4


         Pursuant to Instruction 2 to Item 601 of Regulation S-K, the following Lock-Up Letters Relating to Options, which are substantially identical in all material respects to the Lock-Letter Relating to Options with Ronald J. Barowski filed herewith, are omitted. The following list sets forth the material differences in name of signatory, number of shares of United TransNet, Inc. Common Stock subject to option, and the exercise price of each option from the Lock-Up Letter Relating to Options filed herewith:



                               Number of Shares of
                              United TransNet Stock
    Name of Signatory           Subject to Option      Exercise Price Per Share

    Philip A. Belyew               39,223                       $2.06
    James W. Bennett                3,399                       $4.42
  R. David England, Jr.            27,455                       $2.06
    Mark E. Rykowski               17,650                       $2.06
    George G. Wagner               31,378                       $2.06